Exhibit 99.1

Ensco plc 6 Chesterfield Gardens London, England W1J 5BQ www.enscoplc.com	Press Release

Ensco Increases Revolving Credit Facilities to $1.9 Billion
Commercial Paper Program Increased to $1.0 Billion

    London, England, 7 June 2011 … Ensco plc (NYSE: ESV) announced today that it has increased the commitments under its revolving credit facilities to a total of $1.9 billion.  The commitment under a five-year credit facility is $1.45 billion. The commitment under a separate 364-day credit facility is $450 million.

    Ensco also announced that it has increased the maximum amount of its unsecured commercial paper program from $700 million to $1.0 billion.  The commercial paper program is backstopped by the revolving credit facilities.

    Ensco completed its acquisition of Pride International, Inc. on 31 May 2011, as previously reported. The increased credit facilities and commercial paper program will facilitate the growth of the newly-combined company.

    The notes to be offered by Ensco under the commercial paper program will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy Ensco’s notes under its commercial paper program.

    Ensco plc (NYSE: ESV) brings energy to the world as a global provider of offshore drilling services to the petroleum industry.  We have the world’s second largest offshore drilling fleet comprised of dynamically-positioned ultra-deepwater drillships and semisubmersibles, moored semisubmersibles and premium jackups. Ensco is ranked #1 for overall customer satisfaction in the leading independent survey conducted by EnergyPoint Research with #1 ratings in 14 of 16 separate categories. To learn more about Ensco, please visit our website at www.enscoplc.com. Ensco plc is an English limited company (England No. 7023598) with its registered office and corporate headquarters located at 6 Chesterfield Gardens, London W1J 5BQ.

Forward-Looking Statements

Statements included in this document regarding the increased revolving credit facilities and the new commercial paper program, benefits to customers, employees and shareholders, future growth potential, timing, effects of the transactions and the use of funds derived there from, and other statements that are not historical facts, are forward-looking statements.  Forward-looking statements include words or phrases such as "anticipate," "believe," “contemplate,” "estimate," "expect," "intend," "plan," "project," "could," "may," "might," "should," "will" and words and phrases of similar import.  These statements involve risks and uncertainties including, but not limited to, actions by regulatory authorities or other third parties, costs and difficulties related to integration of acquired businesses, delays, costs and difficulties related to the transactions, market conditions, and the combined companies' financial results and performance, ability to repay debt and timing thereof, availability and terms of any financing and other factors detailed in risk factors and elsewhere in the company’s Annual Report on Form 10-K for the year ended December 31, 2010, and its other filings with the Securities and Exchange Commission (the "SEC"), which are available on the SEC’s website at www.sec.gov.  Should one or more of these risks or uncertainties materialize (or the other consequences of such a development worsen), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected.  All information in this document is as of today.  Except as required by law, Ensco disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

Contact:                      Sean O’Neill
Vice President
Investor Relations and Communications
214-397-3011